Exhibit 10.1

ADDENDUM TO AGREEMENT

This addendum (the “Addendum”) to the Agreement entered into by and between Vista Partners LLC (“Vista”) and Cachet Financial Solutions, Inc. (“CAFN”) (“Company”) dated August 1, 2015 (the “Agreement”) is entered into January 5, 2017 by and between the undersigned parties.

2. Consideration

For the performance of the services contemplated in this Agreement, Vista shall be provided the following consideration by the Company for a six (6) month term:

●	A non-refundable grant by CAFN to Vista of a one-hundred twenty thousand ($120,000) dollar Convertible Bridge Note and Warrants under the same terms of the current bridge financing. The Company will reimburse Vista for any transfer agent and/or reasonable legal related costs that Vista might incur in order to receive the underlying Shares. CAFN shall register Vista Shares or provide piggy back rights, on any registration statement filed prior to the six (6) month anniversary of this Addendum.

●	The Company shall advance to Vista a non-refundable expense deposit totaling twelve thousand five hundred U.S. dollars ($12,500) (the “Expense Deposit”) for each six (6) month period. Vista may reimburse itself for all of its reasonable out-of-pocket expenses in connection with its performance under the terms of this Agreement including, but not limited to, travel, food, lodging, and reasonable administrative expenses.

●	Payment of Expense Deposit is due within fifteen business (15) days of the Effective Date wire to the Vista Chase Account on file.

●	The Bridge Note is due to be delivered five (5) days Effective Date. Failure to make payments via the schedule stated will result in material breach of this Agreement by the Company. Please forward the Bridge Note to the following address:

Vista Partners LLC
Attn: John Heerdink
2055 Lombard Street #1272,
San Francisco, CA 94147

3. Term.

This Agreement shall commence as of January 1, 2017 (the “Commencement Date”) and continue for a term of six (6) months. The Agreement may then renew for an additional six (6) months (“Renewal”) under the same terms and conditions at as the Initial Term, upon the mutual agreement of the Parties.

All recitals and considerations of the Agreement, not referenced above, shall remain in full force until July 1, 2017. To the extent this Addendum shall be deemed to be inconsistent with any terms or conditions of the Agreement or any exhibits or attachments thereto, the terms of this Addendum shall govern.

By signing this Addendum, both Parties acknowledge that they fully comprehend the terms of this Addendum and have had the opportunity to seek the advice of counsel, whether exercised or not and understand and consent to be bound by all of its terms, and agrees it shall become effective the 5th day of January, 2017.

Signed:

/s/ Jeffrey Mack	January 5, 2017
Mr. Jeffrey Mack	Date
Chief Executive Officer, Cachet Financial Solutions, Inc.

/s/ John F. Heerdink, Jr.	January 5, 2017
John F. Heerdink, Jr.	Date
Managing Director, Vista Partners LLC